Exhibit 10.4
ENGINES SALES AGREEMENT
Dated as of June 27, 2007
by and between
AIRLEASE INTERNATIONAL, INC.
as Buyer
and
KITTY HAWK AIRCARGO, INC.
as Seller
JT8D Aircraft Engines

ENGINES SALES AGREEMENT
This ENGINES SALES AGREEMENT (this “Agreement”) is executed this 27th day of June 2007 (the “Execution Date”) but effective as of May 1, 2007 (the “Effective Date”) by and between KITTY HAWK AIRCARGO, INC., a Texas corporation, as seller (“Seller”) and AIRLEASE INTERNATIONAL, INC., a Texas corporation, as buyer (“Buyer”).
RECITALS:
A. WHEREAS, Seller currently owns the Engines (as defined below); and
B. WHEREAS, Seller desires to sell the Engines to Buyer, and Buyer wishes to buy the Engines from Seller, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, the parties hereto agree as follows:
SECTION 1. DEFINITIONS
     In addition to other terms defined throughout this Agreement, the following terms shall have the meanings specified below for all purposes of this Agreement. It is expressly understood that plural terms shall include the singular, and vice versa.
     Affiliate shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.
     Acceptance Certificate shall mean a certificate to be executed by Buyer and dated the Closing Date confirming technical acceptance of the Engines by Buyer, and confirming tender of the Engines by Seller to Buyer, in substantially the form set forth in Exhibit A hereto.
     Bill of Sale shall mean a Bill of Sale in respect of each of the Engines in substantially the form set forth in Exhibit B hereto, executed by the selling party and dated the Closing Date.
     Closing shall have the meaning set forth in Section 2.2 hereof.
     Closing Date shall have the meaning set forth in Section 2.2 hereof.
     Delivery Location shall mean the Sellers facility at DFW Airport.

     Engines means eleven (11) used JT8D aircraft Engines as identified in Schedule One in complete Pratt & Whitney bare configuration including any shipping stands owned by seller, otherwise, sold in ‘as is, where is’ condition together with all equipment attached thereto or installed thereon, and all logs, manuals and technical records (sufficient to provide for life limited parts traceability back to birth) with respect thereto.
     FAA means the Federal Aviation Administration of the United States Department of Transportation or any successor thereto.
     Governmental Entity shall mean and include (a) the FAA, (b) any national government, or political subdivision thereof or local jurisdiction therein; (c) any board, commission, department, division, organ, instrumentality, court or agency of any entity described in (b) above, however constituted; and (d) any association, organization or institution of which any entity described in (b) or (c) above is a member or to whose jurisdiction any such entity is subject or in whose activities any such entity is a participant but only to the extent that any of the preceding have jurisdiction over the Engines, or the operations of Buyer or Seller.
     Seller Indemnitee shall mean Seller and each of its Affiliates, including their respective shareholders, directors, officers, agents, representatives and employees (excluding the repair facility which repaired, modified, altered, tested and or certified said Engines and deemed them “Serviceable” per the OEM standards).
     Buyer Indemnitee shall mean Buyer and each of its Affiliates, including their respective shareholders, directors, officers, agents, representatives and employees.
     Parties shall mean Seller and Buyer collectively, and “Party” shall mean either one of them individually.
     Person shall mean and include any individual person, corporation, partnership, limited liability company, firm, joint stock company, joint venture, trust, estate, unincorporated organization, associate or Governmental Entity.
     Purchase Price shall have the meaning specified in Section 2.1.
     Records shall have the meaning specified in Section 3.1.
     Transaction Documents shall mean this Agreement, the Bill of Sale, the Acceptance Certificate and the other documents and instruments executed in connection with any of the foregoing.

SECTION 2. PURCHASE AND CLOSING
2.1	Purchase Price. The Purchase Price for the Engines is One Million and 00/100 Dollars ($1,000,000.00). The Purchase Price shall be payable in accordance with Section 2.3 below.

2.2	Closing Upon satisfaction or waiver of each of the conditions precedent set forth in Section 4, Seller shall deliver the Engines to Buyer and Buyer shall pay the Purchase Price to Seller as set forth in Section 2.3 below (the “Closing”). A Closing will occur on or before three (3) business days after the Execution Date. (the “Closing Date”).
2.3	Payment of the Purchase Price Buyer shall pay the Purchase Price to Seller on the Closing Date in immediately available funds via wire transfer to:
Beneficiary: Kitty Hawk Aircargo, Inc.
Capital One, N.A.
14651 Dallas Parkway, Suite 300
ABA # 111 901 014
Account # 3620477833
Swift code: HIBKUS44
With confirmation of payment concurrently sent to the attention of Jessica Wilson, Chief Accounting Officer, 1535 W. 20th St., P.O. Box 612787, DFW Int’l Airport, TX 75261.
2.4	Delivery of the Engines On the Closing Date for the Engines, Seller shall deliver the Engines to Buyer at the Delivery Location and an executed Bill of Sale for the Engines to Buyer, and a Non-Incident Statement in the form of Attachment C, and Buyer shall execute and deliver the Acceptance Certificate. On the Closing Date title and risk of loss of or damage to the Engines shall pass to Buyer.
SECTION 3. INSPECTION
Technical Inspection and Acceptance Buyer may conduct or cause to be conducted an inspection of the Engines including a borescope inspection, a review of the disk sheets for the Engines and a review of all records in the possession or reasonably available to Seller. Buyer may inspect the (i) disk sheets, (ii) non-incident statement and (iii) all pertinent maintenance and operation records as required by the FAA for FAR Part 121 cargo operations in Seller’s possession sufficient to provide for life limited parts traceability back to birth, (collectively, the “Records”). Buyer shall notify Seller no later than three (3) days following conclusion of records review. If the Engines and Records do not meet Buyer’s technical standards, Seller may then correct any deficiencies identified on the Engines or may substitute another engine so long as it has a suitable engine in inventory. Nothing in this Agreement obligates Seller to purchase an Engine to fulfill a delivery requirement nor is Seller obligated to correct deficiencies in an Engine should such correction not be economically justified, in Seller’s sole but commercially reasonable discretion. In the event that Seller exercises his rights contained herein section 3 and cannot produce a satisfactory solution for the deficient Engines, then Buyer has the right to cancel the order for that Engine. If Buyer elects to accept the Engines, the parties shall proceed to a Closing Date no more than two (2) days following Buyer’s acceptance unless otherwise mutually agreed by the parties in writing.
SECTION 4. CONDITIONS PRECEDENT
4.1 Conditions to Buyer’s Obligations Buyer’s obligation to purchase the Engines from Seller shall be subject to (a) Buyer’s receipt of this Agreement, the Bill of Sale and the Non-incident Statements for the Engines, each duly executed by Seller, on or prior to the Closing Date and (b) the representations and warranties of Seller contained in this Agreement and the other Transaction Documents being true and correct on the Closing Date with the same effect as though made on the Closing Date in respect of the circumstances on the Closing Date.
4.2 Conditions to Seller’s Obligations Seller’s obligation to sell the Engines under this Agreement is subject to (a) Seller’s receipt of this Agreement and the Acceptance Certificate, each duly executed by Buyer, (b) Seller’s receipt of the Purchase Price pursuant to Section 2.3, and (c) the representations and warranties of Buyer contained in this Agreement and the other Transaction Documents being true and correct on the Closing Date with the same effect as though made on the Closing Date in respect of the circumstances on the Closing Date.
SECTION 5. REPRESENTATIONS AND WARRANTIES; DISCLAIMER
5.1 Representations and Warranties of Buyer Buyer hereby represents and warrants that (a) Buyer is a corporation duly organized and existing in good standing under the laws of the State of Texas with full power and authority to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party, and (b) this Agreement and each of the other Transaction Documents to which it is a party has been duly authorized, executed and delivered on behalf of Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.2 Representations and Warranties of Seller: Seller hereby represents and warrants that (a) Seller is a corporation duly organized and existing in good standing under the laws of the State of Texas, with full power and authority to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party, (b) this Agreement and each of the other Transaction Documents to which it is a party has been duly authorized, executed and delivered on behalf of Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms, (c) the Engines records delivered to Buyer are all of the records in Seller’s possession, and to the best of Seller’s knowledge, all of the Records accurately reflect the current condition of the Engines, and (d) Seller is the legal and beneficial owner of the Engines, and, upon execution and delivery of the Bill of Sale, Seller will convey to Buyer good and marketable title to the Engines, free and clear of all liens, claims and encumbrances.
OTHER THAN THE WARRANTY OF TITLE EXPRESSED ABOVE, SELLER MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PURPOSE, AND NO REPRESENTATION OR AFFIRMATION OF FACT IS MADE BY SELLER WITH RESPECT TO THE ENGINES COVERED BY THIS AGREEMENT, AND SUCH ENGINES IS SOLD AND CONVEYED “AS-IS, WHERE-IS” IN “SERVICEABLE” CONDITION AND “WITH ALL FAULTS”. SELLER SHALL NOT BE LIABLE TO BUYER FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES SUSTAINED BY BUYER AS A RESULT OF THE SALE OF THE ENGINES TO BUYER.
SECTION 6. ASSIGNMENT OF MANUFACTURER’S WARRANTIES
     Seller, upon the transfer of title to the Engines to Buyer shall assign any and all warranties of and product support agreements with manufacturers, maintenance and overhaul agencies and other applicable vendors of and for the Engines, and all appliances, parts, instruments, appurtenances, accessories, furnishings or other equipment installed in or attached to the Engines to the extent such warranties are assignable. Seller shall provide Buyer with reasonable assistance in transferring such warranty rights, provided however that all costs incurred shall be for the account of Buyer.
SECTION 7. BROKERS
     Each of Seller and Buyer represents and warrants to the other party that it has not employed any broker or sales agent in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Each of Seller and Buyer agrees to indemnify and hold the other party harmless from and against any liabilities, losses, claims, suits, damages, costs and expenses (including but not limited to reasonable attorneys’ fees) arising out of any breach of the foregoing representation.

SECTION 8. TAX INDEMNITY
8.1 Buyer Indemnity Buyer hereby assumes liability for and agrees (i) to pay in a procedurally proper and timely manner to the appropriate taxing authority, and on written demand to defend Seller against and indemnify Seller for, all sales taxes, use taxes, value-added taxes, documentary stamp taxes and similar transfer taxes (and all fines, penalties, additions to tax and interest relating thereto, if any) (collectively, “Transfer Taxes”) which are imposed by any governmental, regulatory or taxing authority in the United States or in any other jurisdiction and which are imposed on or with respect to (x) the sale, transfer of title or delivery of the Engines by Seller to Buyer, or any payment by Buyer to Seller, pursuant to this Agreement or (y) the execution, delivery, filing or recording of this Agreement or any other agreement or other document pursuant to this Agreement (including any of the Transaction Documents), and all costs and expenses incurred by Seller with respect thereto, (ii) to prepare and file in a procedurally proper and timely manner all reports and other documents required to be filed with respect to all Transfer Taxes, and (iii) on written demand to pay, and to indemnify Seller for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Seller with respect to any Transfer Taxes. Without in any way limiting, modifying or amending Buyer’s obligations set forth in this Section 8.1 hereinabove, if Buyer is entitled to an exemption from any Transfer Tax which, but for such exemption, would apply to the sale, transfer or delivery of the Engines by Seller to Buyer pursuant to this Agreement, Buyer shall deliver to Seller before the transfer of title to such Engines by Seller to Buyer on the Closing Date a properly completed and duly signed exemption certificate or other document required by applicable Transfer Tax law evidencing Buyer’s entitlement to such exemption.
8.2 Net Price For the avoidance of doubt, the Purchase Price of the Engines and each other amount stated as being payable by Buyer to the Seller pursuant to this Agreement does not include any amount with respect to any Transfer Tax, and if any Transfer Tax is required to be paid with respect to any such amount, Buyer shall pay such Transfer Tax and indemnify Seller therefore in the manner described in Section 8.1 hereof.
SECTION 9. GENERAL INDEMNITIES AND INSURANCE
9.1 Indemnity from Buyer Buyer agrees to indemnify, reimburse and hold harmless each Seller Indemnitee from and against any and all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, proceedings, whether civil or criminal, penalties, fines and other sanctions, and any attorney’s fees and other reasonable costs and expenses in connection herewith or therewith, arising or in any way connected with injury to or death of any Person or loss or damage to property or loss of use of any property (including the Engines), including, without limitation, any of the foregoing arising or imposed with or without Seller’s negligence (whether passive or active), or under the doctrine of strict liability (any and all of which are hereafter referred to as “Claims”) arising after the date of Delivery which in any way may result from, pertain to or arise in any manner out of, or are in any manner related to, (i) the Engines, this Agreement or any of the Transaction Documents, or the breach of any representation, warranty or covenant made by Buyer hereunder or under any of the Transaction Documents; (ii) the condition, ownership, manufacture, purchase, delivery, non-delivery, registration, performance, transportation, management, control, design, testing, maintenance, repair, service, modification, overhaul, replacement, removal, redelivery, lease, acceptance, rejection, possession, return, disposition, use, or operation of the Engines, either in the air or on the ground by Buyer or any other Person, whether or not such Claims may be attributable to any defect in the Engines or any part thereof or to the design, testing or use thereof or to any maintenance, service, repair, overhaul, or to any other reason whatsoever (whether similar to any of the foregoing or not); or (iii) any defect in the Engines (whether or not discovered or discoverable by Buyer or Seller) arising from the material or any articles used therein or from the design, testing or use thereof or from any maintenance, service, repair, overhaul, or testing of the Engines, whether or not the Engines is in the possession of Buyer, and regardless of where the Engines may then be located; or (iv) any design, article or material in the Engines or any part thereof or the operation or use thereof constituting or being alleged to constitute an infringement of any patent, copyright, design or any proprietary right; or (v) preventing or attempting to prevent the arrest, confiscation, seizure, taking and execution, impounding, forfeiture or detention of the Engines, or in securing the release of the Engines.
     The indemnity set forth in the preceding paragraph shall not extend to (i) any Claim to the extent such Claim is attributable to the willful misconduct or gross negligence of a Seller Indemnitee, or (ii) any Claim to the extent such Claim results from a breach of any Seller representation or warranty in Section 5.2.
9.2 Indemnity From Seller. Seller agrees to indemnify, reimburse and hold harmless each Buyer Indemnitee from and against any and all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, proceedings, whether civil or criminal, penalties, fines and other sanctions, and any attorney’s fees and other reasonable costs and expenses in connection herewith or therewith, arising or in any way connected with injury to or death of any Person or loss or damage to property or loss of use of any property (including the Engines), including, without limitation, any of the foregoing arising or imposed with or without Buyer’s negligence (whether passive or active), or under the doctrine of strict liability (any and all of which are hereafter referred to as “Claims”) which in any way may result from, pertain to or arise in any manner out of, or are in any manner related to, (i) the Engines, this Agreement or any of the Transaction Documents, or the breach of any representation, warranty or covenant made by Buyer hereunder or under any of the Transaction Documents; (ii) the condition, ownership, manufacture, purchase, delivery, non-delivery, registration, performance, transportation, management, control, design, testing, maintenance, repair, service, modification, overhaul, replacement, removal, redelivery, lease, acceptance, rejection, possession, return, disposition, use, or operation of the Engines, either in the air or on the ground by Buyer or any other Person, whether or not such Claims may be attributable to any defect in the Engines or any part thereof or to the design, testing or use thereof or to any maintenance, service, repair, overhaul, or to any other reason whatsoever (whether similar to any of the foregoing or not) arising prior to the date of Delivery, or the Closing Date, whichever is later.

9.3 Buyer’s Insurance If and during such times as the Engines are placed into service, Buyer shall, for a period of thirty six (36) months after the Delivery Date maintain or cause to be maintained by the operator of such Engine(s) comprehensive Airline liability insurance issued by a reputable insurance company of internationally recognized responsibility and standing specializing in aircraft insurance, and reasonably acceptable to Seller, covering the ownership, maintenance and use of any aircraft to which the Engines is affixed (the “Aircraft”) with a minimum aggregate limit of Five Hundred Million and 00/100 ($500,000,000.00) Dollars per occurrence,
SECTION 10. MISCELLANEOUS
10.1 Governing Law This Agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of Texas, without regard to conflicts of laws principles. Each of the parties hereto hereby submits to the nonexclusive jurisdiction of the state or federal courts sitting in Dallas, Texas and consents to the service of process out of any of the foregoing courts by mailing of copies of the summons and proceedings thereof to such party at the address set forth in Section 10.2 below.
10.2 Notices All notices required under the terms of this Agreement shall be in writing and shall be sent to Seller or Buyer at its address set forth below (or such other address as the parties may designate) and shall become effective upon (the earlier of actual receipt or (i) in the case of a letter, the fifth day after posting, and (ii) in the case of a facsimile transmission on the day immediately following the date of dispatch. Address of Seller and Buyer are as follows:

Buyer:	AirLease International, Inc.
204 Whispering Hills
Hot Springs, Arkansas 27410
Attention: Harold M. Woody, President
Facsimile: (501) 318-2341

Seller:	KITTY HAWK AIRCARGO, INC.
P.O. Box 612787
1535 W. 20th ST.
DFW Int’l Airport, Texas 75261
Attention: Robert L. Barron, Vice President
Facsimile: (972) 456-2427
10.3 Entire Agreement This Agreement, including all of the exhibits hereto which are incorporated herein by this reference as though set forth in full herein, constitutes the entire agreement of the parties relating hereto and supersedes any prior or contemporaneous agreements, whether oral or in writing.
10.4 Assignment This Agreement shall inure to the benefit of the Parties and their respective successors and assigns. Without limiting the generality of the foregoing, Buyer and Seller shall be permitted to assign their respective rights hereunder to the trustee of any grantor trust established by it.
10.5 Time is of the Essence Except as otherwise provided herein, time is of the essence with respect to each provision of this Agreement.
10.6 Further Assurances Each Party shall cooperate with the other and execute and deliver such instruments and other documents as may be necessary to effectuate and carry out the provisions of this Agreement.
10.7 Confidentiality Without the prior written consent of the other Party with respect to each instance of disclosure, each party agrees, except as required by law or an order of court, not to disclose, advertise or publicize the contents of this Agreement or the transactions contemplated therein or thereby as it relates to confidential information.
10.8 Headings The headings in this Agreement are for reference only, and do not form part of and are not to be used to interpret this Agreement.
10.9 Severability If any provision of this Agreement is declared to be invalid or unenforceable by a final judgment, order or decree of any court of administrative body having jurisdiction then, as to that jurisdiction only, such provision shall be deemed to be severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.
10.10 Interpretation No section, clause or provision of this Agreement shall be construed or resolved against any Party based upon the fact that such Party drafted the section, clause or provision.
10.12 Consequential Damages IN NO EVENT WILL EITHER BUYER OR SELLER BE LIABLE FOR ANY REASON FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, SUCH AS LOST REVENUES, LOST PROFITS, OR LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, RESULTING FROM PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have caused this Engines Sales Agreement to be executed as of the date set forth in the first paragraph above.

AIRLEASE INTERNATIONAL, INC.	KITTY HAWK AIRCARGO, INC.

/s/ Harold M. Woody	/s/ Robbie Barron

Signed by: Harold M. Woody	Signed by: Robbie Barron
Its: President	Its: VP & COO